Exhibit 10.1

AMENDMENT NO. 1

TO

COMMON STOCK PURCHASE AGREEMENT

BETWEEN

HNR Acquisition Corp.

AND

WHITE LION CAPITAL LLC

THIS AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT (this “Amendment”), effective March 7, 2024 (the “Amendment Effective Date”), is by and between HNR Acquisition Corp., a Delaware corporation (the “Company”), and White Lion Capital, LLC, a Nevada limited liability company (the “Investor”), and amends the Common Stock Purchase Agreement by and between the Company and Investor dated October 17, 2022 (the “Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

WHEREAS, the Agreement provides for the Company’s issuance to the Investor of Commitment Shares; and

WHEREAS, in addition to other adjustments, the parties desire to amend the Agreement such that the amount of Commitment Shares is definitively quantified, as set forth in this Amendment;

WHEREAS, in addition to other adjustments, the parties desire to amend the Agreement such that a Rapid Purchase, as hereinafter defined, may be permitted;

WHEREAS, in addition to other adjustments, the parties desire to amend the Agreement such that the public resale of Commitment Shares by Investor shall be subject to certain contractual limitations hereunder;

WHEREAS, in addition to other adjustments, the parties desire to amend the Agreement such that the timing of the registration of Commitment Shares are provided; and

WHEREAS, in addition to other adjustments, the parties desire to amend the Agreement such that the automatic termination of the Agreement is stated;

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

Annex I to the Agreement is hereby amended as follows as of the Amendment Effective Date:

(a)	The following definitions are amended and restated in their entirety:

“Commitment Shares” means 440,000 duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock.

“Purchase Notice Shares” means with respect to a Purchase made pursuant to Section 3.1, or a Rapid Purchase made pursuant to Section 3.5, the number of Shares to be purchased by the Investor in such Purchase or Rapid Purchase as specified by the Company in the applicable Purchase Notice or Rapid Purchase Notice, which number of Shares shall not exceed the applicable Purchase Notice Limit terms, subject to adjustment provided herein.

2.	Amendment to Article III.

Article III of the Agreement is hereby amended by added Section 3.5, which shall read in its entirety as follows:

“Section 3.5 Rapid Purchase Notice.

(a)	During an active Purchase Notice and upon written confirmation by the Investor as set forth in Section 3.5(b) below, and from time to time during the Commitment Period, except as provided in this Agreement, the Company may deliver a Rapid Purchase Notice to the Investor, subject to satisfaction of the conditions set forth in Article VII and otherwise provided herein. The Company shall deliver the Purchase Notice Shares, not to exceed the Purchase Notice Limit unless waived by Investor, underlying a Rapid Purchase Notice as DWAC Shares to the Investor’s designated brokerage account alongside the delivery of the Rapid Purchase Notice. A Rapid Purchase Notice shall be deemed delivered on the Business Day that the Investor provides written consent of the acceptance of the Rapid Purchase Notice (the “Rapid Purchase Notice Date"). Each party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective Section 3.5 of this Agreement and the transactions contemplated herein. Each party agrees that notwithstanding any terms under this Agreement to the contrary, subsection (i) of the Purchase Notice Limit (as defined herein) shall be applicable to Rapid Purchases, but not subsections (ii) and (iii) of the Purchase Notice Limit.

(b)	Following Investor confirming a Rapid Purchase Notice which shall be effected by a return email or other written communication to the Company on the applicable Rapid Purchase Notice Date, the closing of a Rapid Purchase shall occur up to two (2) Business Days following the Rapid Purchase Notice Date (the “Rapid Closing Date”) provided that the DWAC of the applicable Purchase Notice Shares has been initiated and completed as confirmed by the Investor’s designated brokerage account; whereby the Investor shall deliver to the Company, by 5:00 p.m. New York time on the Rapid Closing Date, the Rapid Purchase Investment Amount by wire transfer of immediately available funds to an account designated by the Company. Company shall use its reasonable best efforts to complete the transfer of Rapid Purchase Notice shares within one (1) Business Day of Rapid Purchase Notice Date.

(c)	The following terms shall be defined as set forth below:

i.	“Rapid Closing Date” shall have the meaning specified in Section 3.5(b).

ii.	“Rapid Purchase” shall mean the closing of a purchase and sale of shares of Common Stock in connection with the delivery of a Rapid Purchase Notice as described in Section 3.5(a)

iii.	“Rapid Purchase Investment Amount” shall mean the applicable Purchase Notice Shares referenced in the Rapid Purchase Notice multiplied by the applicable Rapid Purchase Price.

iv.	“Rapid Purchase Notice Date” shall have the meaning specified in Section 3.5(a).

v.	“Rapid Purchase Notice” shall mean any executed Rapid Purchase Notice Form delivered by the Company to the Investor to effect a Rapid Purchase.

vi.	“Rapid Purchase Notice Form” shall mean a written notice from Company, substantially in the form of Exhibit D attached hereto, which shall expressly state that it is related to a Rapid Purchase Notice.

vii.	“Rapid Purchase Price” shall mean:

(A)	For any Rapid Purchase Notice delivered by the Company and accepted by the Investor before 3:45PM New York Time: the lowest traded price of the Common Stock during the Typical Trading Hours on the applicable Rapid Purchase Notice Date.

(B)	For any Rapid Purchase Notice delivered by the Company and accepted by the Investor after 3:45 PM New York Time on a Business Day: The lowest post-market trading price (i.e., post Typical Trading Hours) of the Common Stock during the Rapid Purchase Notice Date.

viii.	“Typical Trading Hours” shall mean 9:00am-4:00pm New York Time.

3.	Amendment to Section 6.9.

Section 6.9 of the Agreement is hereby amended by adding subsection (iii), as follows:

“(iii) On any given Business Day, the Investor shall not publicly resell an aggregate amount of Commitment Shares in an amount that exceeds seven percent (7%) of the daily trading volume of the Common Stock for the preceding Business Day.”

4.	Amendment to Article VI; Additional Section.

Article VI of the Agreement is hereby amended by adding Section 6.16, which shall read in its entirety as follows:

“Section 6.16 Registration of Commitment Shares. Notwithstanding any terms to the contrary under this Agreement or under the Registration Rights Agreement, the Company shall include all of the Commitment Shares on the Initial Registration Statement filed by the Company in a manner that such Commitment Shares shall be eligible for unrestricted and freely traded resales by the Investor.”

5.	Amendment to Section 8.1(i).

Section 8.1(i) of the Agreement is hereby amended and restated in its entirety, as follows:

“Section 8.1 Automatic Termination. Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest to occur of (i) December 31, 2026, (ii) the date on which the Investor shall have purchased the Total Commitment worth of Shares pursuant to this Agreement, or (iii) the date on which, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.”

6.       Representations and Warranties. Each of the Investor and the Company represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary entity action and that the officers executing this Amendment on its behalf were similarly authorized and empowered and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound.

7.	Miscellaneous.

(a) Except as modified by this Amendment, the Agreement continues in full force and effect in accordance with its terms.

(b) This Amendment shall be governed by and construed in accordance with the laws of the State of New York as set forth in Section 10.11 of the Agreement and the dispute resolution provisions set forth in the Agreement.

(c) This Amendment may be executed in any number of counterparts and by electronic transmission (which shall bind the parties hereto), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

** signature page follows **

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officer as of the Amendment Effective Date.

HNR Acquisition Corp.

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	Chief Financial Officer

WHITE LION CAPITAL, LLC

By:	/s/ Nathan Yee
Name:	Nathan Yee
Title:	Managing Partner

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